UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2013 (January 14, 2013)

Education Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32417	20-1352180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 South Shady Grove Road, Suite 600 Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(Zip Code)

901-259-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 1.01.    Entry into a Material Definitive Agreement

On January 14, 2013, Education Realty Operating Partnership, LP (the “Operating Partnership”) and certain of its subsidiaries (the “Borrowers”), each of which is an indirectly owned subsidiary of Education Realty Trust, Inc. (the “Company”), entered into a Fourth Amended and Restated Credit Agreement (the “Fourth Amended Revolver”) with the lenders party thereto (collectively, the “Lenders”), KeyBank, National Association, as Administrative Agent (the “Agent”), Regions Bank, PNC Bank, National Association and Royal Bank of Canada, as Documentation Agents, and KeyBanc Capital Markets, PNC Capital Markets LLC, RBC Capital Markets and Regions Capital Markets, as Co-Bookrunners and Co-Lead Arrangers.

The Fourth Amended Revolver amends and restates the Third Amended and Restated Credit Agreement dated September 21, 2011 in the amount of $175 million and expandable to a total of $315 million, which was scheduled to mature on September 21, 2014. The Fourth Amended Revolver provides for a $375 million unsecured revolving credit facility that within the first four years of the agreement may be expanded to a total of $500 million by the Lenders, upon satisfaction of certain conditions. The Fourth Amended Revolver has a term of four years and matures on January 14, 2017, provided that the Borrowers may extend the maturity date for one year subject to certain conditions, including the payment of an extension fee. Each increase in the size of the credit facility will be in a minimum amount of $10 million and will be syndicated on a “best efforts” basis. As of January 14, 2013, there was approximately $74 million outstanding under the Fourth Amended Revolver with approximately $331 million of borrowing capacity.

The Company will serve as the guarantor for any funds borrowed by the Borrowers under the Fourth Amended Revolver. The Fourth Amended Revolver is unsecured.

The interest rate per annum applicable to the Fourth Amended Revolver is equal to, at the Operating Partnership’s option, a base rate or LIBOR plus an applicable margin based upon its then existing leverage.

The Fourth Amended Revolver contains customary affirmative and negative covenants and also contains financial covenants that, among other things, require the Company and its subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests among other things.

The amount available to the Borrowers and the Borrowers’ ability to borrow from time to time under the Fourth Amended Revolver are subject to certain conditions and the satisfaction of specified financial covenants, which include limitations on distributions to the Company’s stockholders.

If any event of default under the Fourth Amended Revolver occurs, the Agent, at the request of the Lenders, may terminate all commitments and declare immediately due all outstanding borrowings under the Fourth Amended Revolver.

The foregoing description of the Fourth Amended Revolver does not purport to be complete and is qualified in its entirety by the terms of the Fourth Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Fourth Amended and Restated Credit Agreement dated as of January 14, 2013 among Education Realty Operating Partnership, LP, and certain of its subsidiaries, as Borrower, the lenders party thereto, KeyBank, National Association, as Administrative Agent, Regions Bank, PNC Bank, National Association and Royal Bank of Canada, as Documentation Agents, and KeyBanc Capital Markets, PNC Capital Markets LLC, RBC Capital Markets and Regions Capital Markets, as Co-Bookrunners and Co-Lead Arrangers.

99.1	Press Release announcing entry into Fourth Amended and Restated Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

Date: January 15, 2013	By:	/s/ Randall H. Brown
Randall H. Brown Executive Vice President, Chief Financial Officer, Treasurer and Secretary